ACCORD DE SEPARATION	SEPARATION AGREEMENT
ENTRE LES SOUSSIGNÉS :	BETWEEN THE UNDERSIGNED:

SILEC CABLE, société par actions simplifiée au capital social de 60.037.000€ dont le siège social est situé rue de Varennes Prolongée, 77876 Montereau-Fault-Yonne, France, immatriculée au Registre du Commerce et des Sociétés de Melun sous le numéro 484 920 194, représentée par Monsieur Robert J. Siverd, dûment habilité,

SILEC CABLE, a French société par actions simplifiée, with a share capital of € 60,037,000, whose registered office is situated at rue de Varennes Prolongée, 77876 Montereau-Fault-Yonne, France, registered with the Melun Trade and Companies Registry under number 484 920 194, represented by Mr Robert J. Siverd, duly empowered,

ci-après désignée la « Société »,	hereinafter referred to as the “Company”,

ET	AND

GRUPO GENERAL CABLE SISTEMAS S .L.U. société de droit espagnol dont le siège social est situé à Calle Casanova 150, 08036 Barcelone, immatriculée au Registre du Commerce de Barcelone, volume 43555, folio 217, page B 18317, représentée par Monsieur Robert J. Siverd,

GRUPO GENERAL CABLE SISTEMAS S.L.U., a company incorporated under the laws of Spain whose registered office is situated at Calle Casanova 150, 08036 Barcelona, registered with the Trade Registry of Barcelona, volume 43555, folio 217, page B 18317, represented by Mr Robert J. Siverd,

ci-après désignée l’ « Associé Unique »),	hereinafter referred to as the “Sole Shareholder”,

D’UNE PART,	ON THE OTHER HAND,

ET :	AND:

Monsieur Emmanuel Sabonnadière, né le 7 juin 1964 à Grenoble (38), France, de nationalité française, demeurant Carrer Dels Cavallers 86, 88 Appartement 2-1 A, 08034 Barcelone, Espagne,	Mr Emmanuel Sabonnadière, born on June 7, 1964 in Grenoble (38), France, a French citizen, residing at Carrer Dels Cavallers 86, 88 Apartment 2-1 A, 08034 Barcelona, Spain,

ci-après désigné « Monsieur Sabonnadière »,	hereinafter referred to as “Mr Sabonnadière”,

D’AUTRE PART.	ON THE OTHER HAND.

La Société et l’Associé Unique, d’une part, et Monsieur Sabonnadière, d’autre part, sont ci-après dénommés, ensemble, les « Parties » et, individuellement, une « Partie ».	The Company and the Sole Shareholder, in the one hand, and Mr Sabonnadière, in the other hand, are hereinafter, together, referred to as the “Parties” and, individually, as a “Party”.

IL A PRÉALABLEMENT ÉTÉ EXPOSÉ CE QUI SUIT:	WHEREAS:

Monsieur Sabonnadière a été nommé en qualité de Président de la Société par décision de l’Associé Unique de la Société en date du 15 septembre 2008, pour une durée illimitée.	Mr Sabonnadière was appointed as President of the Company by a decision of the Sole Shareholder of the Company dated September 15, 2008, for an unlimited duration.

Nonobstant sa nomination de Président de la Société, il a conservé ses fonctions salariées antérieures de « Directeur des Opérations et du Développement » de la Société, pour lesquelles il avait été recruté le 1er août 2008 et ce, jusqu’au 30 juin 2010.

Notwithstanding his appointment as President of the Company, he retained up to June 30, 2010 his prior salaried functions as “Manager of Operations and Development” of the Company, for which he had been recruited on August 1, 2008.

En vertu de décisions de l’Associé Unique de la Société en date du 30 juin 2010, M. Sabonnadière a été confirmé dans ses fonctions de Président de la Société, les pouvoirs lui ayant été confiés lors de sa nomination le 15 septembre 2008 ayant également été confirmés.

By virtue of the decisions of the Sole Shareholder of the Company dated June 30, 2010, Mr Sabonnadière was confirmed in his functions as President of the Company; the powers which had been entrusted to him when he was appointed on September 15, 2008 were also confirmed.

Il a, en outre, été décidé par l’Associé Unique de la Société qu’il percevrait une rémunération annuelle brute de deux cent soixante mille (260.000) euros versée en douze (12) mensualités au titre de ses fonctions de Président de la Société, disposerait d’une voiture de fonctions d’une valeur catalogue minimale de quarante (40.000) euros qu’il serait autorisé à utiliser à des fins personnelles et continuerait d’avoir droit au remboursement sur justification des frais de déplacement et de représentation exposés dans le cadre de ses fonctions de Président de la Société.

Moreover, it was decided by the Sole Shareholder that he would receive a gross annual remuneration amounting to two hundred and sixty thousand (260,000) euros payable in twelve (12) instalments for his duties as President of the Company, that he would benefit from a company car of a minimal catalogue value of forty thousand (40,000) euros which he would also be entitled to use for personal purposes and that he would continue to be entitled to the reimbursement of his travel and entertainment expenses incurred within the framework of his duties as President of the Company.

Il a également été prévu par l’Associé Unique de la Société lors desdites décisions en date du 30 juin 2010 que M. Sabonnadière pourrait percevoir un bonus annuel sur objectif d’un montant total de deux cent soixante-cinq mille (265.000) euros à objectifs atteints payable au cours du premier trimestre suivant la clôture de chaque exercice comptable.

It was also provided by the Sole Shareholder of the Company as part of said decisions dated June 30, 2010 that Mr Sabonnadière could receive an annual bonus on objectives amounting to a total amount of two hundred and sixty five thousand (265,000) euros if the objectives were achieved which would be payable in the first quarter following the accounting year end.

Par ailleurs, aux termes de la quatrième décision de l’Associé Unique de la Société en date du 30 juin 2010, il est précisé qu’en cas de révocation de ses fonctions de Président de la Société, Monsieur Sabonnadière se verra accorder une indemnité d’un montant correspondant à 50% de sa rémunération brute mensuelle pendant dix-huit (18) mois, calculée sur la base de sa dernière rémunération brute mensuelle de base, en vigueur au jour de la cessation de son mandat, hors bonus, rémunération exceptionnelle et avantage en nature, et payable en dix-huit (18) mensualités.

Meanwhile, pursuant to the fourth decision of the Sole Shareholder of the Company dated June 30, 2010, it is specified that in case of removal of Mr Sabonnadière from the office of President of the Company, Mr Sabonnadière shall be entitled to indemnification corresponding to eighteen (18) months of fifty percent (50%) of his monthly gross base remuneration, calculated on the basis of the last monthly gross base remuneration applicable on the date of termination of his mandate, excluding any bonus, exceptional remuneration or benefit in kind, and shall be payable in eighteen (18) instalments.

Il était également prévu qu’il recevrait le bonus annuel sur objectif de l’exercice considéré au cours duquel la révocation est intervenue, calculé prorata temporis.	It is also provided that he will receive the annual bonus on objectives for the financial year in which the removal occurs, calculated on a prorate temporis basis.

En outre, il est précisé que Monsieur Sabonnadière recevra 1,5 fois le montant le plus élevé soit du bonus annuel sur objectif de l’exercice considéré, soit de la moyenne des bonus annuels sur objectifs perçus au cours des trois (3) années précédant la fin du mandat, au plus tard dans les trois (3) mois suivant la fin de l’année civile au cours de laquelle la cessation de son mandat est intervenue.

In addition, it is provided that he will receive 1.5 times the highest of his bonus on objectives for the current financial year and the average of the annual bonuses paid to him over the three (3) years preceding the end of his mandate, payable no later than three (3) months after the end of the calendar year in which the removal occured.

Enfin, aux termes de la cinquième décision des décisions de l’Associé Unique de la Société en date du 30 juin 2010, il est expressément prévu que Monsieur Sabonnadière sera tenu par	Finally, in accordance with the fifth decision of the decisions of the Sole Shareholder of the Company dated June 30, 2010, it is expressly provided that Mr Sabonnadière will be une obligation de non-concurrence pendant une période vingt-quatre (24) mois à compter du dernier jour effectif d’exercice de son mandat social de Président de la Société dans les termes de l’accord séparé signé conjointement par la Société et Monsieur Sabonnadière le 30 juin 2010 (l’ « Engagement de Non-Concurrence »).

bound by a non-compete undertaking for a period of twenty-four (24) months as of the last effective date of his corporate mandate as President of the Company under the terms of a separate agreement entered into between the Company and Mr Sabonnadière on June 25, 2010 (the “Non-Compete Undertaking”).

Il est prévu, dans le cadre de cet Engagement de Non-Concurrence, qu’en contrepartie de cet Engagement de Non-Concurrence, Monsieur Sabonnadière recevra de la Société une indemnité compensatrice brute mensuelle égale à cinquante pour cent (50%) de sa dernière rémunération brute mensuelle de base, sauf à ce que la Société le libère de son Engagement de Non-Concurrence.

It is stated within the framework of this Non-Compete Undertaking that, in consideration of this Non-Compete Undertaking, Mr Sabonnadière will receive from the Company a monthly gross indemnity corresponding to fifty percent (50%) of his last gross base monthly salary, unless the Company decides to release him from the performance of his Non-Compete Undertaking.

En outre, le 1er juillet 2010, Monsieur Sabonnadière fut nommé Président du Conseil d’administration de Grupo General Cable Sistemas S.L.U..	In addition, on July 1, 2010, Mr Sabonnadière was appointed as President of the Board of Directors of Grupo General Cable Sistemas S.L.U..

Le 14 mars 2014, General Cable Corporation a informé à Monsieur Sabonnadière, qu’elle désirait de mettre fin aux fonctions d’ « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » de ce dernier au sein du groupe General Cable et de mettre un terme à toutes les autres fonctions le liant à General Cable Corporation et ses sociétés affiliées (le « Groupe General Cable »), en ce compris ses fonctions de Président de la Société et de Président et membre du Conseil d’administration de Grupo General Cable Sistemas S.L.U..

On March 14, 2014 General Cable Corporation, informed Mr. Sabonnadière that it intended to terminate his functions as “Executive Vice President, President and Chief Executive officer, Europe and Mediterranean” and all other positions connected with General Cable Corporation and its affiliated companies (the “General Cable Group”), including his functions as President of the Company and as President and member of the Board of Directors of Grupo General Cable Sistemas S.L.U..

A la suite de ces discussions, General Cable Corporation a procédé aux dépôts requis par le droit boursier américain et a publié un communiqué de presse le 20 mars 2014 aux termes duquel General Cable Corporation annonçait qu’elle s’était lancée à la recherche d’un successeur pour Monsieur Sabonnadière et que s’ouvrait une période de transition pour Monsieur Sabonnadière pouvant aller jusqu’à six (6) mois pendant laquelle il conserverait sa position actuelle selon les termes de son contrat en cours.

Following these discussions, General Cable Corporation made the applicable US Securities and Exchange filings and issued a press release dated March 20, 2014 whereby General Cable Corporation announced that it had launched a search for Mr Sabonnadière’s successor and that a transition period had been opened for Mr Sabonnadière for up to six (6) months during which he would retain his current position under his current contract terms.

C’est dans ces conditions, qu’après discussions, les Parties se sont convenues des termes du présent accord de séparation (l’ « Accord »).	In these circumstances, after discussions, the Parties have agreed the terms of this separation agreement (the “Agreement”).

CECI AYANT ETE PREALABLEMENT EXPOSE, IL A ÉTÉ CONVENU CE QUI SUIT :	THIS HAVING BEEN SAID, IT HAS BEEN AGREED AS FOLLOWS:

1 Cessation des fonctions de Monsieur Sabonnadière en qualité de « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » du Groupe General Cable	1 Termination of the functions of Mr Sabonnadière as « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » of the General Cable Group

Les Parties confirment qu’il sera valablement mis fin aux fonctions de Monsieur Sabonnadière en qualité d’ « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » au sein du Groupe General Cable le 31 juillet 2014.

The Parties acknowledge that the functions of Mr Sabonnadière as « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » of the General Cable Group will be validly terminated on July 31, 2014.

Monsieur Sabonnadière reconnaît expressément qu’à cette date, aucune somme ne lui sera due par la Société	Mr Sabonnadière expressly acknowledges that, on that date, no sum will be due to him by the Company or any ou une des sociétés du Groupe Général Cable à raison de l’exercice de ses fonctions d’ « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » au sein du Groupe General Cable.

other company belonging to the General Cable Group in consideration of the exercise of his functions as « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » of the General Cable Group.

2 Révocation du mandat de Monsieur Sabonnadière en qualité de Président du Conseil d’administration de Grupo General Cable Sistemas S.L.U.	2 Revocation of the mandate of Mr Sabonnadière as President of the Board of Directors Grupo General Cable Sistemas S.L.U.

Les Parties confirment la révocation ce jour de Monsieur Sabonnadière de ses fonctions de Président du Conseil d’administration de Grupo General Cable Sistemas S.L.U. avec prise d’effet au 30 juin2014.
The Parties confirm the revocation on the date hereof of Mr Sabonnadière as President of the Board of Directors of Grupo General Cable Sistemas S.L.U. with effect on June 30, 2014.

Nonobstant ce qui précède, Monsieur Sabonnadière continuera d’être rémunéré par Grupo General Cable Sistemas S.L.U. à hauteur de vingt mille sept cent soixante-dix mille euros et soixante-quinze centimes (20.770,75€) bruts par mois et ce, jusqu’au 30 juin 2014.

Notwithstanding the foregoing, Mr Sabonnadière will continue to be remunerated by Grupo Cable Sistemas S.L.U. an amount of twenty thousand seven hundred seventy euros and seventy-five cents (EUR 20,770.75) gross per month up until June 30, 2014.

3 Révocation du mandat de Monsieur Sabonnadière en qualité de Président de la Société	3 Revocation of the mandate of Mr Sabonnadière as President of the Company

Les Parties confirment la révocation ce jour de Monsieur Sabonnadière de ses fonctions de Président de la Société avec prise d’effet au 31 juillet 2014.	The Parties confirm the revocation on the date hereof of Mr Sabonnadière as President of the Company with effect on July 31, 2014.

Monsieur Sabonnadière continuera d’être rémunéré par la Société à hauteur de vingt mille sept cent soixante-dix mille euros et soixante-quinze centimes (20.770,75€) bruts par mois et ce, du 1er au 31 juillet 2014.

Mr Sabonnadière will continue to be remunerated by the Company an amount of twenty thousand seven hundred seventy euros and seventy-five cents (EUR 20,770.75) gross per month up from July 1, 2014 until July 31, 2014.

4 Démission des mandats au sein du Groupe General Cable	4 Resignation from all positions connected with the General Cable Group

Les Parties conviennent que Monsieur Sabonnadière démissionnera, par acte séparé, de toutes ses fonctions au sein du Groupe General Cable, lesquelles sont listées en Annexe 2 au présent Accord, à l’exception de ses fonctions au sein de la joint-venture algérienne, Enicab, tel que stipulé à l’article 6 ci-dessous.

The Parties agree that Mr Sabonnadière will resign, by separate document, from all positions connected with the General Cable Group, except with the Algerian joint-venture company, Enicab, as stipulated in Section 6 below, which are listed on Schedule 2 to this Agreement.

5 Absence de contrat de travail	5 Absence of employment contract

Monsieur Sabonnadière confirme qu’il n’est pas lié à la Société et/ou à une quelconque autre société du Groupe General Cable par aucun contrat de travail, ni écrit, ni oral, en cours ou temporairement suspendu.

Mr Sabonnadière confirms that he is not connected to the Company and/or any other company of the General Cable Group by virtue of an employment contract, whether written or oral, in force or temporarily suspended.

6 Représentation au Conseil d’administration d’Enicab	6 Representation on the Board of Directors of Enicab

Les Parties conviennent que postérieurement à la date de prise d’effet de la révocation de son mandat de Président de la Société, soit le 31 juillet 2014, Monsieur Sabonnadière continuera (i) comme Président du Conseil d’Administration de la joint-venture de l’Enicab et (ii) de représenter Grupo General Cable Sistemas S.L.U. en qualité de membre du Conseil d’administration de la joint-

The Parties agree that after the effective date of the revocation of his mandate as President of the Company, i.e. on July 31, 2014, Mr Sabonnadière will continue (i) to act as President and member of the Board of Directors of the Algerian joint-venture company Enicab and (ii) to represent Grupo General Cable Sistemas S.L.U. as member of the Board of venture algérienne, Enicab, et ce dans les conditions visées dans le cadre du contrat de consultant reproduit en Annexe 1 au présent Accord qui sera signé le 31 juillet 2014 au plus tard.
Directors of the Algerian joint-venture company, Enicab, in accordance with the terms and conditions provided in the consulting agreement reproduced in Schedule 1 to this Agreement which will be signed on July 31, 2014.

7 Déclarations et engagements des Parties	7 Declarations and undertakings of the Parties

7.1 Déclarations et engagements de la Société	7.1 Declarations and undertakings of the Company

(a) Frais de déménagement de Monsieur Sabonnadière	(a) Relocation expenses of Mr Sabonnadière

La Société s’engage à rembourser les frais du déménagement de Monsieur Sabonnadière devant intervenir fin juin 2014, de Barcelone en Espagne à une destination de son choix en France, et ce dans la limite d’un montant maximal de cinq mille (5.000) euros toutes taxes comprises, sur présentation de la facture correspondante.

The Company undertakes to reimburse the relocation expenses of Mr Sabonnadière who will move at the end of June from Barcelona in Spain to his chosen destination in France, up to a maximum amount of five thousand (5,000) Euros including taxes, on presentation of the corresponding invoice.

(b) Frais d’assistance comptable et fiscale de Monsieur Sabonnadière	(b) Expenses for accounting and tax assistance provided to Mr Sabonnadière

La Société s’engage, en outre, à rembourser à Monsieur Sabonnadière les frais d’assistance comptable et fiscale raisonnablement encourus pour l’établissement de ses déclarations fiscales au titre des années 2013 et 2014, sur présentation de la facture correspondante.

The Company also undertakes to reimburse to Mr Sabonnadière the reasonable expenses incurred for the accounting and tax assistance required to prepare his personal tax returns for the years 2013 and 2014, on presentation of the corresponding invoice.

(c) Obligation de non-concurrence	(c) Non-compete undertaking

La Société déclare que Monsieur Sabonnadière sera libéré de l’Engagement de Non-Concurrence auquel il avait consenti par acte séparé en date du 25 juin 2010 au bénéfice de la Société et ce, à compter de la date de prise d’effet de la révocation de son mandat de Président de la Société, soit le 31 juillet 2014 et qu’aucun paiement ne sera donc effectué au bénéfice de Monsieur Sabonnadière au titre de l’Engagement de Non-Concurrence.

The Company declares that as of the effective date of the revocation of his mandate as President of the Company, i.e. July 31, 2014, Mr Sabonnadière will be released from, and no payments will therefore be made under, the Non-Compete Undertaking which he agreed to be bound to for the benefit of the Company by virtue of a separate agreement dated June 25, 2010.

(d) Lettre de recommandation	(d) Recommendation letter

La Société s’engage à remettre à Monsieur Sabonnadière, le 31 juillet 2014, une lettre de recommandation signée par Greg Kenny à raison de de ses fonctions au sein du Groupe General Cable et ce, afin de faciliter la recherche d’emploi de ce dernier.

The Company undertakes to provide to Mr Sabonnadière, on July 31, 2014, a recommendation letter signed by Greg Kenny in relation to his functions within the General Cable Group in order to facilitate his job search.

(e) Indemnisation au titre de la police d’assurance responsabilité des dirigeants	(e) Indemnification and Directors and Officers Insurance

La Société s’engage à transmettre à Monsieur Sabonnadière une lettre lui expliquant ses droits à indemnisation en vertu du droit des sociétés et au titre de la police d’assurance responsabilité des dirigeants souscrite par la Société.

The Company undertakes to provide to Mr Sabonnadière a letter explaining his rights to indemnification under corporate law and to the benefits of the director and officer insurance subscribed by the Company.

7.2 Déclarations et engagements de Monsieur Sabonnadière	7.2 Declarations and undertakings by Mr Sabonnadière

Monsieur Sabonnadière prend acte qu’à compter du 31	Mr Sabonnadière acknowledges that as of July 31,

juillet 2014, les stock-options non encore exerçables dont il est à ce jour titulaire dans le cadre du plan General Cable Corporation 2005 Stock Incentive Plan émis par General Cable Corporation seront annulées.
2014, the unvested restricted stock units which he holds to date in the plan known as the General Cable Corporation 2005 Stock Incentive Plan issued by General Cable Corporation will be forfeited.

Monsieur Sabonnadière prend également acte que les stock-options dont il est titulaire à ce jour dans le cadre du plan General Cable Corporation 2005 Stock Incentive Planémis par General Cable Corporation et qui sont d’ores et déjà exerçables, ne pourront être exercées par Monsieur Sabonnadière avant le 27 janvier 2015. Après le 27 janvier 2015, les stock-options qui non pas été exercées seront annulées.

Mr Sabonnadière also acknowledges that the stock-options which he holds to date in the plan known as General Cable Corporation 2005 Stock Incentive Plan issued by General Cable Corporation and which are already exercisable, will only be exercisable by Mr Sabonnadière before January 27, 2015. After January 27, 2015, any unexercised stock options will be forfeited.

Par ailleurs, Monsieur Sabonnadière s’engage à rendre à Grupo General Cable Sistemas S.L.U. la voiture de fonction qui avait été mise à sa disposition par cette dernière au plus tard le 30 juin 2014.	In addition, Mr Sabonnadière undertakes to return to Grupo General Cable Sistemas S.L.U. the company car made available to him by the latter no later than June 30, 2014.

Monsieur Sabonnadière s’engage, en outre, à quitter l’appartement situé Carrer dels Cavelers 88, Appart 1-2a, 08034 Barcelona, Espagne, mis à sa disposition par Grupo General Cable Sistemas S.L.U. contre rémunération au plus tard le 30 juin 2014.

In addition, Mr Sabonnadière undertakes to leave the flat situated at Carrer dels Cavelers 88, Appart 1-2a, 08034 Barcelona, Spain, made available to him by Grupo General Cable Sistemas S.L.U. against remuneration no later than June 30, 2014.

A compter de la date de libération des lieux, soit le 30 juin 2014 au plus tard, les Parties conviennent expressément que Monsieur Sabonnadière ne sera plus responsable de l’entretien desdits locaux et qu’il ne sera plus effectué de prélèvement sur ses bulletins de salaire au titre de la mise à disposition desdits locaux.

Starting on the date the premises become vacant, i.e. on June 30, 2014 at the latest, the Parties expressly undertake that Mr Sabonnadière will no longer be in charge of the upkeep of said premises and that no more deduction will be made on his pay slips for the use of said premises.

Enfin, Monsieur Sabonnadière s’engage à remettre à la Société, au plus tard le 31 juillet 2014, la carte de crédit, le téléphone portable et l’ordinateur portable qui ont été mis à sa disposition par la Société.
Finally, Mr Sabonnadière undertakes to return to the Company, no later than July 31, 2014, the credit card, the cell phone and the lap top which were made available to him by the Company.

8 Indemnités dues en raison de la révocation du mandat de Monsieur Sabonnadière en qualité de Président de la Société	8 Indemnities due as a result of the revocation of the mandate of Mr Sabonnadière as President of the Company

La Société s’engage à verser à Monsieur Sabonnadière, le 31 juillet 2014, un montant forfaitaire de cinq cent quatre-vingt-douze mille cinq cent (592.500) euros (l’ « Indemnité de Révocation »). L’Indemnité de Révocation inclut :

The Company undertakes to pay to Mr Sabonnadière, on July 31, 2014, a lump sum payment in the amount of five hundred ninety-two thousand five hundred (592,500) euros (the “Revocation Indemnity”). The Revocation Indemnity includes:

1) une somme correspondant à dix-huit (18) mois du 50% de deux cent soixante mille euros (260.000€), soit une indemnité brute de cent quatre-vingt-quinze mille (195.000) euros ; et	1) a sum of eighteen (18) months of fifty percent (50%) of two hundred sixty thousand euros (EUR 260,000), i.e. a gross indemnity amounting to one hundred and ninety-five thousand (195,000) euros; and

2) 1,5 fois le montant de son bonus annuel sur objectifs de l’exercice 2014, soit la somme brute de trois cent quatre-vingt-dix-sept mille cinq cent (397.500) euros, Monsieur Sabonnadière reconnaissant expressément et irrévocablement que cette somme est supérieure à la moyenne des bonus annuels sur objectifs perçus

2) 1.5 times the amount of his annual bonus on objectives, i.e. the gross sum of three hundred and ninety-seven thousand five hundred (397,500) euros which., Mr Sabonnadière expressly and irrevocably acknowledges is higher than the

au cours des trois (3) dernières années.	average of the annual bonuses paid to him over the past three (3) years.

L’Indemnité de Révocation sera versée par la Société à Monsieur Sabonnadière après déduction des cotisations sociales et de la CSG/CRDS.	The Revocation Indemnity will be paid by the Company to Mr Sabonnadière after deduction of social security contributions and GSC/SSRC.

En outre, Grupo General Cable Sistemas, S.L.U. paiera le bonus annuel sur objectifs de Monsieur Sabonnadière concernant l’exercice se terminant le 31 décembre 2014, calculé prorata temporis, soit la somme brute de cent cinquante-quatre mille cinq cent quatre-vingt-trois (154.583) euros, le 30 juin 2014.

In addition, Grupo General Cable Sistemas S.L.U. will pay the prorata amount of his current target bonus for the financial year ending on December 31, 2014, i.e. the gross sum of one hundred fifty four thousand five hundred eighty three (154,583) euros on June 30, 2014.

9 Désistement d’instances et d’actions	9 Waiver of legal actions

En contrepartie du versement des sommes et indemnités visées aux articles 7 et 8 ci-dessus, Monsieur Sabonnadière se déclare entièrement et définitivement rempli de la totalité de ses droits et demandes, de quelque nature qu’ils soient, à l’égard de la Société, de l’une quelconque des sociétés du Groupe General Cable - à l’exception de la société Enicab, tel que précisé à l’article 6 ci-dessus - et/ou de l’un quelconque de leurs actionnaires, dirigeants, mandataires sociaux ou administrateurs respectifs, tant au titre de ses fonctions d’ « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » du Groupe General Cable, de son mandat de Président au sein de la Société, de son mandat de Président du Conseil d’administration de Grupo General Cable Sistemas S.L.U., de que de l’Engagement de Non-Concurrence et de tout autre accord ayant pu intervenir avec la Société et/ou l’une quelconque des sociétés du Groupe General Cable le concernant.

In consideration of the payment of the sums and indemnities referred to in articles 7 and 8 above, Mr Sabonnadière declares that he has been fully satisfied of all his rights and claims, of any kind whatsoever, vis-à-vis the Company, and any company of the General Cable Group - except in Enicab as stipulated under 6 above - and/or any of their respective shareholders, executives, corporate mandate holders or directors, in relation to his functions as « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » of the General Cable Group, his mandate as President of the Company, his mandate as President of the Board of Directors of Grupo General Cable Sistemas S.LU.., the Non-Compete Undertaking and any other agreement whatsoever entered into with the Company and/or any of the companies of the General Cable Group.

Monsieur Sabonnadière renonce, par conséquent, définitivement à toute instance, action et/ou recours à l'encontre de la Société, de l’une quelconque des sociétés du Groupe General Cable - à l’exception de la société Enicab, tel que précisé à l’article 6 ci-dessus - et/ou de leurs actionnaires, dirigeants, mandataires sociaux ou administrateurs respectifs à raison de l’exécution et/ou de la cessation de ses fonctions d’ « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » au sein du Groupe General Cable, de l’exécution et/ou de la révocation de son mandat de Président de la Société, de l’exécution et/ou de la révocation de son mandat de Président du Conseil d’administration de Grupo General Cable Sistemas S.L.U., du non-respect par la Société de l’Engagement de Non-Concurrence conclu par acte séparé en date du 25 juin 2010.

Consequently, Mr Sabonnadière irrevocably waives his right to any proceedings, action and claim against the Company, the companies of the General Cable Group - except in Enicab as stipulated under 6 above - and/or their respective shareholders, executives, corporate mandate holders or directors relating to the performance and/or termination of his functions as « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » of the General Cable Group, the performance and/or revocation of his mandate as President of the Company, the performance and/or revocation of his mandate as President of the Board of Directors of Grupo General Cable Sistemas S.LU.., the non-compliance by the Company of the Non-Compete Undertaking entered into in a separate agreement dated June 25, 2010.

Monsieur Sabonnadière renonce également, définitivement et irrévocablement, à toute instance, action et/ou recours à l’encontre de la Société et/ou d’une quelconque autre société du Groupe General Cable, à raison de l’existence et/ou l’exécution et/ou la cessation d’un quelconque contrat de travail.

Mr Sabonnadière also finally and irrevocably waives his right to any proceedings, action and/or claim against the Company and/or any other company of the General Cable Group, relating to the existence and/or the performance and/or the termination of any employment contract.

Réciproquement, la Société, agissant tant pour son propre compte que pour le compte des sociétés du Groupe General Cable, renonce à toute instance, action et/ou recours à l'encontre de Monsieur Sabonnadière, trouvant sa cause dans (i) l’exécution et/ou à la cessation de ses fonctions d’ « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » au sein du Groupe General Cable, (ii) dans l’exécution et/ou la révocation de son mandat de Président de la Société, (iii) dans l’exécution et/ou la révocation de son mandat de Président du Conseil d’administration de Grupo General Cable Sistemas S.L.U. and/or (iv) the non-performance by Mr Sabonnadière of the Non-Compete Undertaking.

Conversely, the Company, acting both on its own behalf and on behalf of the other companies of the General Cable Group, waives its rights to any proceedings, action and/or claim against Mr Sabonnadière in relation to (i) the performance and/or the termination of his functions as « Executive Vice President, President and Chief Executive officer, Europe and Mediterranean » of the General Cable Group, (ii) the performance and/or the revocation of his mandate as President of the Company, (iii) the performance and/or the revocation of his mandate as President of the Board of Directors of Grupo General Cable Sistemas S.L.U. and/or (iv) the non-performance by Mr Sabonnadière of the Non-Compete Undertaking.

10 Engagements réciproques des Parties	10 Mutual undertakings of the Parties

10.1 Non-dénigrement and non-divulgation	10.1 Non-denigration and non-divulgation

Monsieur Sabonnadière s’engage, à partir de la date de signature du présent Accord, et sans limitation de durée à :	Mr Sabonnadière undertakes, as of the date of signature of this Agreement, and without any time limit:

● ne pas tenir des propos, à ne pas publier ou produire une quelconque déclaration qui soit de nature à porter atteinte aux intérêts ou à l'image de la Société ou des sociétés du Groupe General Cable, ou de nature à jeter le discrédit sur celles-ci, leur stratégie, leurs activités, leurs produits, leur direction ou leur personnel ;

● not to make any statement, not to publish nor produce any declaration which would be damaging to the interests or the image of the Company or of any other company belonging to the General Cable Group or likely to throw discredit upon them, their strategy, their activities, their products, their direction or their personnel;

● ne pas attester par écrit ou verbalement contre les intérêts de la Société ou des sociétés du Groupe General Cable, ou de l’un de leurs actionnaires, administrateurs, représentants et/ou employés ;
● not to testify, either in writing or verbally, against the interests of the Company or the companies of the General Cable Group, one of their shareholders, directors, representatives and/or employees;

● ne pas divulguer ou faire un usage commercial, pour son bénéfice personnel ou celui de tout tiers, entreprise, société, association ou personne en relation avec le monde des affaires, d’un quelconque secret en rapport avec la profession, ou une quelconque information confidentielle (y compris, notamment, les termes de contrats ou d’arrangements, existants ou de projets potentiels, les finances, les informations concernant les clients, la propriété intellectuelle, les différends, le développement des affaires, les programmes de marketing et/ou les projets) concernant ou relatifs aux affaires de la Société, de l’une quelconque des sociétés du Groupe General Cable et/ou de leurs clients.

● not to reveal or use for business purposes, for his own personal benefit or for the benefit of a third party, enterprise, company, society or person connected with the business community, any secret relating to the profession, or any confidential information (including, inter alia, the terms and conditions of contracts or arrangements, existing or potential projects, finances, information regarding customers, intellectual property, disputes, business development, marketing programs and/or projects) concerning or relating to the business of the Company, of any of the companies belonging to the General Cable Group and/or their customers.

Réciproquement, la Société s'engage à ne publier ou ne produire aucune déclaration pouvant porter atteinte (i) à la carrière de Monsieur Sabonnadière et/ou (ii) à l’honneur et/ou à la réputation de Monsieur Sabonnadière.

Conversely, the Company undertakes not to publish or communicate any harmful declaration which could damage (i) the career of Mr Sabonnadière and/or (ii) the honour and/or the reputation of Mr Sabonnadière.

10.2 Confidentialité	10.2 Confidentiality

Monsieur Sabonnadière s’engage à ne pas donner, procurer ou fournir, de quelque manière que ce soit,	Mr Sabonnadière undertakes not to give, get or

directement ou indirectement, à toute personne ou société, tout secret d’affaire ou toute information confidentielle concernant, en particulier, les activités de la Société ou de celles d’autres sociétés du Groupe General Cable auquel appartient la Société, leurs produits, leurs clients ou les membres de leur personnel.

provide, in any way whatsoever, directly or indirectly, to anyone or to any company, any business secret or any confidential information relating to the activities of the Company or of the other companies belonging to the General Cable Group, their products, their customers or members of their staff.

10.3 Non-sollicitation	10.3 Non-solicitation

Pendant toute la durée de son mandat social au sein de la Société et pendant une durée de douze (12) mois après la fin de ses mandats sociaux au sein du Groupe General Cable, Monsieur Sabonnadière ne pourra, directement ou indirectement, solliciter, attirer, persuader ou induire un salarié, administrateur, mandataire social, collaborateur, consultant, représentant ou cocontractant de la Société, ou de l’une quelconque des sociétés du Groupe General Cable, de mettre fin à son contrat de travail ou son engagement au sein de la Société ou Groupe General Cable en vue d’être employé ou engagé par n’importe quel autre personne, entreprise, société ou toute autre forme d’activité commerciale n’appartenant pas au Groupe General Cable, sauf pour les besoins de l’accomplissement de ses responsabilités au sein de la Société ou du Groupe General Cable.

During his corporate mandate with the Company and for a period of twelve (12) months after the termination of his corporate mandates within the General Cable Group, Mr Sabonnadiere will not, directly or indirectly solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Company, or any of the companies belonging to the General Cable Group, to terminate his or her employment or engagement bythe Company or the General Cable Group to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the General Cable Group, except in furtherance of his responsibilities to the Company or the General Cable Group.

11 Assistance juridique	11 Legal advice

Monsieur Sabonnadière déclare qu’il a disposé d’un temps suffisant pour apprécier la teneur de cet Accord avant de le signer, et qu’il a été invité à solliciter l’aide d’un conseil pour l’éclairer dans cette procédure.

Mr Sabonnadière acknowledges that he has been given sufficient time to consider the terms and conditions of this Agreement before entering into it and that he has been invited to hire a legal counsel to advise him in this procedure.

Monsieur Sabonnadière reconnaît être parfaitement informé de sa situation au regard des organismes de sécurité sociale, de chômage et de l’administration fiscale et déclare que ces questions ne sauraient en aucun cas remettre en cause le présent Accord.

Mr Sabonnadière acknowledges that he was duly informed of his position regarding the social security and unemployment agencies and tax authorities and declares that these matters may under no circumstances call this Agreement into question.

12 Droit applicable - Juridictions compétentes	12 Applicable law - Competent jurisdictions

Le présent Accord sera interprété et soumis au droit français. Tout différend relatif à la validité, l’interprétation ou l’exécution du présent Accord sera soumis à la compétence des juridictions françaises.

This Agreement shall be construed and governed by French law. Any dispute, controversy or claim arising from or in connection with this Agreement, including any question regarding its validity, interpretation or executing will be resolved by the French competent courts

Fait à Melun, Le 8 May 2014, en quatre (4) exemplaires originaux, dont un (1) pour chacun des signataires.	Executed in Melun, On __________ 2014, In four (4) original copies, including one (1) for each signatory.

/s/ Robert J. Siverd	/s/ Robert J. Siverd
SILEC CABLE*,	SILEC CABLE*,
représentée par Monsieur Robert J. Siverd,	represented by Mr. Robert J. Siverd

/s/ Robert J. Siverd	/s/ Robert J. Siverd
GRUPO GENERAL CABLE SISTEMAS S.L.U.*,	GRUPO GENERAL CABLE SISTEMAS S.L.U.*,
représentée par Monsieur Robert J. Siverd	represented by Mr Robert J. Siverd

/s/ Emmanuel Sabonnadière	/s/ Emmanuel Sabonnadière
Monsieur Emmanuel Sabonnadière*	Mr Emmanuel Sabonnadière*

Schedule 1

Contrat de Consultant

Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made this ___ day of ________, 2014 by and between General Cable Corporation, a corporation organized under the laws of Delaware, with its principal office and address at 4 Tesseneer Drive, Highland Heights, Kentucky, USA 41076, for itself and on behalf of its affiliates (together “General Cable” or the "Company"), and Emmanuel Sabonnadiere, whose principal address is 10, rue Brisemiche, 75004 Paris - France (“Sabonnadiere” or “Consultant”). This Consulting Agreement takes effect on August 1, 2014, provided that the Separation Agreement between General Cable and Sabonnaidiere executed on ___________, 2014 has become effective in accord with its terms.
WHEREAS, the Company desires to retain Consultant to provide consulting services more fully described herein for and on behalf of the Company and certain of its affiliates; and
WHEREAS, Consultant is willing to perform such consulting services, which may include the utilization of one or more employees, agents or subcontractors of Consultant;
NOW THEREFORE, the parties agree as follows:
1.Services. Beginning on August 1, 2014 (the “Effective Date”) and during the Term of the Agreement, Consultant agrees to provide the services described on Exhibit A, and at the request of the Company subject to the terms and conditions of this Agreement (the “Services”). Other services to be provided by Consultant may be added under this Agreement upon the mutual agreement of the parties.

a.
Consultant agrees to keep Gregory B. Kenny, the Company’s President and Chief Executive Officer, or his designees, well informed through quarterly updates about the status of the Services and related matters, including any change in Consultant’s organization or agents or subcontractors who may perform Services under this Agreement.

b.	Sabonnadiere’s title with regard to General Cable shall be “Special Advisor to the President and Chief Executive Officer.”
2.Covenants of Consultant. Consultant hereby covenants and agrees as follows:

a.
Consultant will at all times represent the interests of the Company above all other interests, including Consultant’s own interests or those of any third party, in fulfilling its service as a member of the board of directors of Company’s affiliates.

b.
During the Term of this Agreement, Consultant will not acquire any additional securities of any company on whose board of directors or governing board Consultant serves unless and until such board services is terminated or expires.

c.	Upon the termination or expiration of this Agreement, Consultant

(i)    will resign with immediate effect as Chairman of the Board and member of the Board of Company’s Algerian affiliate, Enicab, and as member of the board of directors or governing board on which Consultant serves pursuant to this agreement; and
(ii)    will assign, without any additional compensation, to Company or an affiliate of Company designated by Company, all of Consultant’s right, title and interest to all securities of any company on whose board of directors or governing board Consultant serves pursuant to this Agreement.

d.
During the term of this Agreement, neither Consultant nor any employee, affiliate, agent or representative of Consultant will provide consulting services to any other wire and cable manufacturing or distribution company while serving as a director of any General Cable affiliated company or otherwise providing General Cable with consulting services.

e.
Nothing in this Agreement shall be interpreted to preclude Consultant or Sabonnadiere from also performing services for an entity other than Company provided that such other services do not otherwise conflict with the obligations within this Agreement.

3.Independent Consultant. Consultant is performing the Services pursuant to this Agreement as an independent contractor and not as an employee, agent, partner of or joint venturer with Company. Consultant will not have authority to bind or obligate Company in any manner. The sole interest of the Company is to assure that the Services will be provided in a competent, efficient, and satisfactory manner. Consultant will be solely responsible for the payment or withholding of all income taxes, Social Security taxes, unemployment taxes, and any other similar taxes imposed by any jurisdiction or arising from Consultant’s compensation hereunder.
4.Compensation. As compensation in full for Services provided by Consultant during the Term of this Agreement, Company will pay or cause to be paid to Consultant:

(i)
Five Thousand, Four Hundred Seventeen Euros (EUR 5,417.00) per month for the Enicab Services described in Exhibit A. Invoices for services performed on behalf of Enicab Services shall be submitted to and approved by Mayte Cruz; and

(ii)
Five Thousand Four Hundred Seventeen Euros (EUR 5,417.00) per month for the Silec Cable Services described in Exhibit A. Invoices for services performed on behalf of Silec Cable Services shall be submitted to and approved by MT Blanot; and

(iii)
Eight Hundred Euros (EUR 800) per day for Other Consulting Services on behalf of General Cable and its affiliated entities. Invoices for such Other Consulting Services performed on behalf of General Cable or its affiliated entities shall be submitted to and approved by G. Schöffner.

Consultant will provide Company with a monthly invoice for expenses incurred and Services rendered in the previous month. The invoice will include a description of the Services provided. Subject to review and approval, payment for Services will be due thirty (30) days from receipt of Consultant’s invoice.
5.Expenses. The Company will reimburse Consultant for certain reasonably incurred business expenses according to the following guidelines:

a.
Reasonable and necessary travel-related expenses, including air, car, hotel, meals and other reasonable expenses of Consultant incurred in traveling, when required by Company, will be invoiced monthly to Company by Consultant for reimbursement by Company, upon review and approval by Company. Consultant anticipates that his primary residence will be in France but has not yet determined the precise location within France.

b.
Any significant or abnormal expense items unique to the provision of the Services will be mutually reviewed by Consultant and Company before being incurred, and if so agreed by the parties, will be itemized and invoiced monthly for reimbursement by Company.

c.
Excluded from reimbursement are normal and customary office expenses necessary for a Consultant, its employees, agents and subcontractors to perform their regular business, including but not limited to purchase or use of equipment, internet access, a computer, telephone/cell phone, and fax, will be the responsibility of Consultant and will not be reimbursed by Company. Notwithstanding the foregoing, Company will reimburse Consultant for cellular calls made on the Company’s behalf at Consultant’s cost without any mark-up. However, Company may, if feasible, cause its Silec Cable affiliate to provide office space and administrative support at Silec Cable for Consultant to facilitate the performance of the Services. Company shall provide Consultant with a General Cable e-mail address and a General Cable business card reflecting his title of “Special Advisor to the President and Chief Executive Officer.”

6.Confidentiality. Consultant agrees (i) to hold as a fiduciary and keep confidential for the benefit of the Company all trade secrets, confidential or proprietary information, knowledge or data disclosed to it or obtained by it heretofore or during the term of this Agreement, which is not generally known to the public or recognized during the term of this Agreement or thereafter (“Confidential Information”), (ii) not to disclose any Confidential Information to any other person, firm or corporation, (iii) to return, upon expiration of the Term or termination as provided for in Section 10, any Confidential Information then its possession or control to the Company and (iv) to require any of Consultant’s employees, agents or subcontractors utilized in providing Services under this Agreement to enter into an agreement agreeing to be bound by all the obligations described in this Section 6. The provisions of this Section 6 will survive the expiration or termination of this Agreement.
7.Compliance with Law. Consultant agrees during the Term of this Agreement to abide by any and all US (federal and state) and foreign laws, regulations or rules applicable to provision of the Services, including the payment of taxes and similar obligations. Consultant further agrees to at all times abide by the Company’s Code of Ethics, including its requirements of confidentiality, and to require any agents or subcontractors utilized in providing Services under this Agreement to enter into an agreement agreeing to be bound by all obligations described in this Section 7.
8.Assignment. Neither Consultant nor Emmanuel Sabonnadiere will assign this Agreement without the prior written consent of the Company and any attempted assignment without such consent will be null and void.

a.
Notwithstanding the foregoing, it is Sabonnadiere’s intention to establish CE SABO 2014.EURL, a corporation which will be duly organized, formed and registered under the laws of France. Upon the establishment of that entity, the Parties agree that Sabonnadiere may assign his rights and responsibilities under this Agreement to CE SABO 2014.EURL, which shall assume the designation of "Consultant" under this Agreement.

b.
Sabonnadiere shall be appointed Gérant of CE SABO 2014.EURL, to perform the Services under this Agreement. Consultant and Company agree that Emmanuel Sabonnadiere will be Consultant’s sole representative in the performance of the

Services under this Agreement and no Services under this Agreement will be performed by any other person on Consultant’s behalf. Sabonnadiere’s title with regard to General Cable shall be “Special Advisor to the President and Chief Executive Officer.”
9.Term. The term of this Agreement will be for a period of one (1) year beginning on the Effective Date, unless terminated earlier by either party pursuant to Section 10 of this Agreement. The initial term and any additional renewal terms or periods will be referred to herein as the “Term” of the Agreement. Obligations to pay fees incurred prior to the date of termination will survive termination. This Agreement may be renewed for future additional periods by mutual agreement of the parties.
10.Termination. This Agreement may be terminated prior to the expiration of the Term only according to the following provisions:

a.
Either party may terminate this Agreement for any reason, and without cause, upon thirty (30) days’ prior written notice to the other party. The Company agrees to reimburse Consultant for all reasonably incurred business expenses as of the termination date; and,

b.
Either party may terminate this Agreement immediately upon the occurrence of any of the following: (i) the other party breaches any term of this Agreement and fails to correct the same after being given prior written notice of such and at least ten (10) days in which to do so; (ii) either party declares bankruptcy, has such a proceeding initiated against it, is declared insolvent or has a trustee appointed for the benefit of its creditors; (iii) Consultant fails, after prior warning and an opportunity to cure, to meet the reasonable performance objectives or criteria of Company; or (iv) Emmanuel Sabonnadiere dies, becomes disabled or otherwise becomes physically incapable of performing the Services on behalf of Consultant. For purposes of this Section 10b, notice of termination may be given by email (with delivery confirmation) sent to the email address provided by each party to the other on execution of this Agreement; and

c.
Notwithstanding the foregoing, neither party will terminate this Agreement for a period of twelve (12) months from the Effective Date, except as provided in subsection 10b. In the event that the Company terminates this Agreement prior to the expiration of twelve (12) months from the Effective Date, it shall pay to Consultant all compensation owed as if the Agreement had remained in effect for such twelve (12) month period. In the event that Consultant obtains new full-time employment, it shall not be a violation of this Agreement for either the Company or Consultant to terminate this Agreement upon 30 days’ prior written notice to the other party.

11.Intellectual Property.

a.
In exchange for the compensation and other consideration set forth herein, Consultant agrees to assign and does hereby assign to Company or its nominee to become and remain its sole and exclusive property, all of Consultant’s interest in any inventions, ideas, discoveries and improvements, whenever developed (“Work Product”), and any patents, trademarks, trade secrets, copyrights, or similar rights (and the applications there for) which may be issued or exist, at any time, with respect thereto worldwide, which Consultant, its employees, agents or subcontractors conceive or develop in connection with the Services.

b.
Whenever Company requests, whether during the Term of this Agreement or at any time after its termination, Consultant will, and will cause any of Consultant’s agents or subcontractors utilized in providing Services pursuant to this Agreement to, at

Company’s expense, execute, acknowledge and deliver all applications, assignments or other instruments, and otherwise render all such assistance that Company deems necessary to apply for, obtain and maintain patent, copyright and trademark registrations of the United States or any foreign country or to otherwise protect Company’s interests therein, and Consultant hereby directs its assigns, heirs and legal representative to do likewise.

c.
In addition, if Company so requests, Consultant will prepare, maintain and make available to it at any time, complete and current written records, memoranda and drawings, in such form as Company may require, of all inventions, ideas, discoveries and improvements referred to in this Section 11.

d.	The provisions of this Section 11 will survive the expiration or termination of the Agreement.
12.Indemnification. Consultant will indemnify, defend and hold Company harmless from and against any and all claims, demands, actions, penalties or liabilities, including reasonable attorneys’ fees that:

a.	the Work Product infringes upon the intellectual property rights of any third party;

b.	Consultant or any employee, agent or subcontractor of Consultant is an employee of Company;

c.	result from any breach of this Agreement by Consultant, its agents or subcontractors; or

d.	result from any negligence or willful misconduct of Consultant, its employees, agents or subcontractors;
The Company will indemnify, defend and hold the Consultant harmless from and against any and all claims, demands, actions, penalties or liabilities, including reasonable attorneys’ fees including:

a.	all third party claims, excluding any claims from Consultant’s employees, subcontractors or agents, that the Consultant is an employee of the Company;

b.	those which result from any breach of this Agreement by the Company, its agents or subcontractors; or

c.	those which result from any negligence or willful misconduct of the Company, its employees, agents or subcontractors.
13.Consultant’s Warranty. Consultant and Company each warrant that its performance of the Services and other obligations under this Agreement will not violate any existing contractual and legal obligations. Consultant and Company each also warrant that it will not have nor enter into a conflict of interest between the interests of the other Party and that of a third party or Consultant as a result of the execution of this Agreement and the performance of the obligations herein.
14. Insurance. The Company will provide or arrange for directors and officers insurance coverage as well as certain other global travel related insurance that cover existing Company employees to Consultant sufficient to cover the scope of the Services related to Consultant’s service on any board of directors of the Company’s affiliates being provided by Consultant under this Agreement. Without limitation of the above, Company will provide travel related insurance, consistent with that provided to existing Company employees, to Consultant for travel to Algeria.
15.Dispute Resolution.

a.    Any dispute or claim arising out of or in connection with or relating to this Agreement or the breach, termination or invalidity hereof, will be referred at the request in writing (“Dispute Notice”) of any Party to binding arbitration by a panel of three (3) arbitrators (the “Arbitration Board”) in accordance with the Rules of American Arbitration Association as may be modified by the provisions of this Clause. Within thirty (30) days after one Party has served a Dispute Notice, the Company will appoint one (1) arbitrator and the Consultant will appoint one (1) arbitrator. The two (2) arbitrators so appointed will appoint a third arbitrator within thirty (30) days of the appointment of the last of the two arbitrators. All arbitration proceedings will be conducted in the English language and the place of arbitration will be Cincinnati, Ohio, United States of America. The arbitrators will decide any such dispute or claim strictly in accordance with the laws of the Commonwealth of Kentucky, United States of America.
b.    The costs and expenses of the arbitration, including, without limitation, the fees of the arbitration and the Arbitration Board, will be borne equally by each Party to the dispute or claim and each Party will pay its own fees, disbursements and other charges of its counsel, except as may be determined by the Arbitration Board. The Arbitration Board will have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum will carry interest, if awarded, until the actual payment of such amounts.
c.    Any award made by the Arbitration Board will be final and binding on each of the Parties that were parties to the dispute.
16.General.

a.
This Agreement constitutes the entire Agreement of the parties with respect to the subject matter covered, and will be governed by and construed in accord with the internal laws of the Commonwealth of Kentucky, United States of America, excluding principles of conflicts of laws.

b.	No modifications, amendments or waiver of any provision hereof will be effective unless made in writing and signed by the party to be bound.

c.	In the event that any provision of this Agreement is held ineffective or unenforceable, the remaining provisions will remain unaffected.

Name:	Emmanuel Sabonnadiere

GENERAL CABLE CORPORATION

By:
Name:	Gregory B. Kenny
Title:	President and Chief Executive Officer

EXHIBIT A – DESCRIPTION OF SERVICES

The Services to be performed during the Term of the Agreement include the Services described below. The parties acknowledge and agree that Gregory B. Kenny, President and Chief Executive Officer of the Company, may consult with other officers and business associates to determine the nature and scope of Services to be performed by Consultant.

1.    Enicab Services:

•
Consultant will serve as Chairman of the Board of the Company’s Algerian affiliate, Enicab, representing the interest of General Cable. Consultant will attend, in person, the number of board meetings of Enicab as required by the Company in its sole discretion; provided that such requirements meet the corporate governance standards of Enicab.

•
Consultant will act as the primary contact for General Cable relating to the operation of the Enicab wire and cable business and will advise General Cable on Enicab’s business, operations and financial results.

2.    Silec Cable Services:

•
Consultant will provide support to Company’s affiliate, Silec Cable, consisting of advising on General Cable’s turnkey project business in Europe, on the development of DC land cable technology, and on the development and advancement of business relationships with Silec Cable’s customers, including Electricité de France and other similar large utilities by devising creative and unique solutions to their business problems and issues.

•	Consultant, at Company’s request, will serve as a member of the the Supervisory Board of Silec Cable.

3.    Other Services:
Consultant will provide and perform such other services on which the Parties mutually agree.

Schedule 2

Démission des postes à compter du 31 juillet 2014
Positions resigned as of July 31, 2014

Entité/Entity	Poste occupé/Position held
Alcave Venezuela, C.C.A.	Administrateur Director
Alcave Venezuela, S.L.	Administrateur Director
Cables Electricos Ecuatorianos C.A.	Administrateur Director
Cobre Cerillos S.A.	Administrateur Director
ECN Cable Group, SL	Président et membre du Conseil d’administration Chairman and Member of Board
GC Latin America Holdings, SL	Président et membre du Conseil d’administration Chairman of the Board
General Cable Celcat, Energia E Telecomuniacoes SA	Président et membre du Conseil d’administration Chairman of the Board
General Cable Egypt SAE	Président du Conseil d’administration Chairman of the Board
General Cable Holdings (Spain) SL	Président du Conseil d’administration Chairman of the Board
General Cable Maroc Sarl	Administrateur/Director
General Cable Nordic A/S	Président du Conseil d’administration Chairman of the Board
Grupo General Cable Sistemas S.L.U.	Président du Conseil d’administration – démission à compter du 30 juin 2014 Chairman of the Board – resigned as of June 30, 2014